Exhibit 99.1

Mobileye Releases Fourth-Quarter and Full-Year 2025 Results and Provides Business Overview

●	Mobileye enters 2026 with strong strategic and commercial momentum, highlighted by a new high-volume Surround ADAS program win with a major U.S. OEM and an expanded roadmap for robotaxi services with Volkswagen, reinforcing growing demand for the company’s advanced product portfolio.

●	Full year 2025 revenue increased 15% year-over-year to $1,894 million. A decrease of 9% year-over-year in the fourth quarter, combined with better-than-expected automotive production led to tighter than normal year-end inventory at customers.

●	Generated $602 million of net cash from operating activities in 2025, up 51% from 2024, underscoring the strength and resilience of Mobileye’s operating model. The company ended the year with $1.8 billion in cash and cash equivalents, excluding the expected $612 million cash outlay for the Mentee Robotics acquisition at closing.

●	Full-year 2026 financial guidance implies flat to 5% year-over-year revenue growth, including approximately 19% year-over-year revenue growth expected in the first quarter of 2026.

●	Diluted EPS (GAAP) was $(0.16) and Adjusted Diluted EPS (Non-GAAP) was $0.06 in the fourth quarter of 2025.

●	Agreed to acquire Mentee Robotics, a transformative step that expands Mobileye’s leadership in Physical AI across autonomous vehicles and humanoid robotics.

JERUSALEM – Jan. 22, 2026 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months and for the year ended December 27, 2025.

“I am proud of the Mobileye team for delivering 2025 results that were well above our initial expectations. We enter 2026 with strong momentum and a cash-generative business that enables us to fund continued investment in advanced product execution across our portfolio,” said Mobileye President and CEO Prof. Amnon Shashua. “Our ambition is to be a comprehensive leader in Physical AI, encompassing both autonomous vehicles and humanoid robotics. Our automotive product roadmap is positioned to capitalize on rising demand for cost-efficient, single-ECU hands-free systems for high-volume vehicles as well as self-driving systems for commercial robotaxi services.”

Fourth Quarter and Full-Year 2025 Business Highlights

●	Mobileye’s 8-year future expected automotive revenue pipeline reached $24.5 billion at year-end 2025, a 42% increase since the prior update as of year-end 2022. Growth reflects broad-based commercial momentum, including follow-on base ADAS wins with all top-10 customers, the addition of two new OEMs to the ADAS customer base, significant expansion of Mobileye’s advanced portfolio within VW Group brands, rising interest in the new Surround ADAS category, and strengthening global demand for autonomous robotaxi services[1].

●	We were recently awarded a high-volume Surround ADAS program with a major U.S. OEM, expected to deploy the EyeQ6 High processor and Mobileye’s software stack across a wide range of price and model segments within the OEM’s upcoming software-defined vehicle architecture. Future expected volume from Mobileye’s first two Surround ADAS customers now totals 19 million units, with additional OEM engagements progressing well and expected to convert in 2026.

●	Volkswagen Autonomous Mobility outlined an expansion of its robotaxi roadmap at CES 2026, targeting commercial robotaxi services across 6 cities by the end of 2027 and a fleet of more than 100,000 self-driving vehicles by the end of 2033. This expansion is supported by Mobileye’s continued advancement toward safety driver removal and commercialization beginning in 2026.

●	Mobileye agreed to acquire Mentee Robotics in a transaction expected to close in the first quarter of 2026. The acquisition extends Mobileye’s market reach beyond automotive autonomy into the complementary field of humanoid robotics, establishing a unified Physical AI portfolio built on scalable engineering, safety-by-design, and deep AI model development capabilities.

1 Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

Fourth Quarter 2025 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q4 2025	Q4 2024	% Y/Y
Revenue	$446	$490	(9)%
Gross Profit	$202	$241	(16)%
Gross Margin	45%	49%	(389	)bps
Operating Income (Loss)	$(140)	$(86)	(63)%
Operating Margin	(31)%	(18)%	(14)%
Net Income (Loss)	$(127)	$(71)	(79)%
EPS - Basic	$(0.16)	$(0.09)	(78)%
EPS - Diluted	$(0.16)	$(0.09)	(78)%

Non-GAAP
U.S. dollars in millions	Q4 2025	Q4 2024	% Y/Y
Revenue	$446	$490	(9)%
Adjusted Gross Profit	$298	$336	(11)%
Adjusted Gross Margin	67%	69%	(176	)bps
Adjusted Operating Income (Loss)	$41	$101	(59)%
Adjusted Operating Margin	9%	21%	(1,142	)bps
Adjusted Net Income (Loss)	$45	$107	(58)%
Adjusted EPS - Basic	$0.06	$0.13	(58)%
Adjusted EPS - Diluted	$0.06	$0.13	(58)%

●	Revenue of $446 million decreased 9% as compared to the fourth quarter of 2024, primarily due to an 11% reduction in EyeQ SoC volumes. This was primarily related to a balancing of supply and demand that resulted in tighter-than-normal inventory levels at our Tier 1 customers exiting 2025.

●	Average System Price was $50.8 in the fourth quarter of 2025, compared to $50.0 in the prior year period primarily due to a higher percentage of SuperVision-related revenue as compared to the fourth quarter of 2024.

●	Gross Margin decreased by nearly 4 percentage points in the fourth quarter of 2025 as compared to the prior year period. The decrease was due to the impact of the cost attributable to amortization of intangible assets which was similar to the prior year but on a lower revenue base, in addition to a higher EyeQ-related cost per unit given the different mix of EyeQ products sold.

●	Adjusted Gross Margin (a non-GAAP measure) was 67% in the fourth quarter of 2025 compared to 69% in the prior year period. This was mainly due to a higher EyeQ-related cost per unit given the different mix of EyeQ products sold.

●	Operating Margin of (31%) decreased by 14 percentage points in the fourth quarter of 2025 as compared to the prior year period. In addition to the gross margin decrease described above, this was due to higher operating expenses compared to the prior year period on a lower revenue base.

●	Adjusted Operating Margin (a non-GAAP measure) of 9% decreased by 11 percentage points in the fourth quarter of 2025 as compared to the prior year period. In addition to the adjusted gross margin decrease described above, this was due to higher operating expenses compared to the prior year period on a lower revenue base.

●	Operating cash flow for the year ended December 27, 2025 was $602 million. Cash used in purchases of property and equipment was $79 million for that same period.

Financial Guidance for the 2026 Fiscal Year

The following information reflects Mobileye’s expectations for the year ending December 26, 2026.

Note that our full-year 2026 revenue and adjusted operating income guidance assumes consolidation of Mentee Robotics into Mobileye’s results based on expected closing during the first quarter of 2026. The inclusion resulted in no impact to revenue and an expected impact to adjusted operating expenses representing a low-single-digit percentage of our total expected adjusted operating expenses in 2026. Until closing, non-cash impacts to Share-Based Compensation and Amortization of Intangible Assets related to the agreement to acquire Mentee Robotics are not able to be estimated with precision and therefore we are providing guidance only on a non-GAAP basis at this time. We will initiate full-year guidance for GAAP Operating Income (Loss) at the time of the first quarter of 2026 earnings call.

We believe Adjusted Operating Income (Loss) (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets; and 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2026
U.S. dollars in millions	Low	High
Revenue	$1,900	$1,980
Adjusted Operating Income	$170	$220

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, January 22, 2026, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted EPS which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating income (loss) presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and impairment of goodwill. Operating Margin is calculated as operating income (loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income (Loss) divided by total revenue. We define Adjusted Net Income (Loss) as net income (loss) presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, impairment of goodwill, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income (Loss) for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independently of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Reconciliation of Adjusted Operating Income guidance to the most directly comparable GAAP measure is not available without unreasonable efforts on a forward-looking basis.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with our autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in artificial intelligence, computer vision, mapping, and integrated software and hardware. Since our founding in 1999, Mobileye has enabled the wide adoption of advanced driver-assistance systems that bolster driving safety, while pioneering such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety™ (RSS). These technologies drive the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions at scale, and powering industry-leading advanced driver-assistance systems. Through 2025, more than 230 million vehicles worldwide have been built with Mobileye’s EyeQ technology inside. Since 2022, Mobileye has been listed independently from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include expectations and information regarding the development of robotics and AI capabilities, the impact of robotics and AI development on Mobileye’s business, the acquisition of Mentee Robotics, the closing of such transaction, and the impact of such acquisition on Mobileye’s business, program goals and expansion of our partnership with the VW Group, possible or assumed future results of operations, including Mobileye’s 2026 full-year guidance, projected future revenue and descriptions of our future business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: the robotics technology and industry may not develop as expected; further deterioration of macroeconomic conditions due to ongoing global economic and political uncertainty; future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; and tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initially expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 28, 2024, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Full Year 2025 Financial Results

Mobileye Global Inc.

Consolidated Statements of Operations (unaudited)

U.S. dollars in millions, except	Three Months Ended		Year Ended
share and per share data	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Revenue	$446	$490	$1,894	$1,654
Cost of revenue	244	249	990	913
Gross profit	202	241	904	741
Research and development, net	290	281	1,151	1,083
Sales and marketing	28	28	113	118
General and administrative	24	18	80	70
Goodwill impairment	—	—	—	2,695
Total operating expenses	342	327	1,344	3,966
Operating income (loss)	(140)	(86)	(440)	(3,225)
Financial income (expense), net	15	18	63	62
Income (loss) before income taxes	(125)	(68)	(377)	(3,163)
Benefit (provision) for income taxes	(2)	(3)	(15)	73
Net income (loss)	$(127)	$(71)	$(392)	$(3,090)

Earnings (loss) per attributed to Class A and Class B stockholders:
Basic and diluted	$(0.16)	$(0.09)	$(0.48)	$(3.82)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic	814	811	813	809
Diluted	814	811	813	809

Mobileye Global Inc.

Consolidated Balance sheets (unaudited)

U.S. dollars in millions	December 27, 2025	December 28, 2024
Assets
Current assets
Cash and cash equivalents	$1,836	$1,426
Trade accounts receivable, net	131	212
Inventories	327	415
Other current assets	184	121
Total current assets	2,478	2,174
Non-current assets
Property and equipment, net	473	458
Intangible assets, net	1,166	1,609
Goodwill	8,200	8,200
Other long-term assets	175	138
Total non-current assets	10,014	10,405
TOTAL ASSETS	$12,492	$12,579
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$228	$190
Employee related accrued expenses	141	105
Related party payable	4	4
Other current liabilities	33	34
Total current liabilities	406	333
Non-current liabilities
Long-term employee benefits	78	62
Deferred tax liabilities	60	47
Other long-term liabilities	67	50
Total non-current liabilities	205	159
TOTAL LIABILITIES	$611	$492
TOTAL EQUITY	11,881	12,087
TOTAL LIABILITIES AND EQUITY	$12,492	$12,579

Mobileye Global Inc.

Consolidated Cash Flows (unaudited)

	Year Ended
U.S. dollars in millions	December 27, 2025	December 28, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(392)	$(3,090)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	74	62
Share-based compensation	277	279
Amortization of intangible assets	443	444
Goodwill impairment	—	2,695
Exchange rate differences on cash and cash equivalents	(17)	2
Deferred income taxes	(15)	(101)
(Gains) losses on equity and debt investments, net	(1)	(3)
Other	9	—
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	81	124
Decrease (increase) in other current assets	(16)	15
Decrease (increase) in inventories	89	(24)
Decrease (increase) in other long-term assets	(13)	(11)
Increase (decrease) in accounts payable, accrued expenses and related party payable	26	(29)
Increase (decrease) in employee-related accrued expenses and long-term benefits	52	25
Increase (decrease) in other current liabilities	(5)	6
Increase (decrease) in other long-term liabilities	10	6
Net cash provided by operating activities	602	400
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(79)	(81)
Purchases of debt and equity investments	(106)	(62)
Maturities and sales of debt and equity investments	94	23
Net cash used in investing activities	(91)	(120)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	(6)	(66)
Repurchase of common stock from Parent	(100)	—
Net cash used in financing activities	(106)	(66)
Effect of foreign exchange rate changes on cash and cash equivalents	17	(2)
Increase in cash, cash equivalents and restricted cash	422	212
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,438	1,226
Balance of cash, cash equivalents and restricted cash, at end of year	$1,860	$1,438

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin2 (unaudited)

	Three Months Ended				Year Ended
U.S. dollars in millions	December 27, 2025		December 28, 2024		December 27, 2025		December 28, 2024
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit and Margin	$202	45%	$241	49%	$904	48%	$741	45%
Add: Amortization of acquired intangible assets	95	21%	94	19%	377	20%	376	23%
Add: Share-based compensation expense	1	—%	1	—%	2	—%	2	—%
Adjusted Gross Profit and Margin	$298	67%	$336	69%	$1,283	68%	$1,119	68%

2Adjusted Gross Margin is calculated as Adjusted Gross Profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (Loss) and Margin to Non-GAAP Adjusted Operating Income (Loss) and Margin3 (unaudited)

	Three Months Ended				Year Ended
U.S. dollars in millions	December 27, 2025		December 28, 2024		December 27, 2025		December 28, 2024
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss) and Margin	$(140)	(31)%	$(86)	(18)%	$(440)	(23)%	$(3,225)	(195)%
Add: Amortization of acquired intangible assets	110	25%	111	23%	443	23%	444	27%
Add: Share-based compensation expense	71	16%	76	16%	277	15%	279	17%
Add: Goodwill impairment	—	—%	—	—%	—	—%	2,695	163%
Adjusted Operating Income (Loss) and Margin	$41	9%	$101	21%	$280	15%	$193	12%

3Adjusted Operating Margin is calculated as Adjusted Operating Income (Loss) as a percentage of revenue.

Mobileye Global Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) (unaudited)

	Three Months Ended				Year Ended
U.S. dollars in millions	December 27, 2025		December 28, 2024		December 27, 2025		December 28, 2024
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(127)	(28)%	$(71)	(14)%	$(392)	(21)%	$(3,090)	(187)%
Add: Amortization of acquired intangible assets	110	25%	111	23%	443	23%	444	27%
Add: Share-based compensation expense	71	16%	76	16%	277	15%	279	17%
Add: Goodwill impairment	—	—%	—	—%	—	—%	2,695	163%
Less: Income tax effects	(9)	(2)%	(9)	(2)%	(42)	(2)%	(123)	(7)%
Adjusted Net Income (Loss)	$45	10%	$107	22%	$286	15%	$205	12%

Supplemental Information - Average System Price4

	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
EyeQ and SuperVision revenue (U.S. dollars in millions)	$464	$415	$481	$478	$420
Number of systems shipped (in millions)	9.3	8.5	9.7	9.2	8.3
Average system price (U.S. dollars)	$50.0	$49.0	$49.7	$51.7	$50.8

4 Average System Price is calculated as the sum of revenue related to EyeQ™ and SuperVision systems, divided by the number of systems shipped.

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com